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Exhibit 99.1
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         Mastech Announces Formation of iGATE Capital Corporation: The
     Internet-centric Holding Company Focused Solely on eServices Markets

    Owns Significant Equity Positions in Nine eServices Operating Companies

PITTSBURGH, PA, March 7, 2000--Mastech Corporation, a leading provider of IT services to clients on five continents, with 1999 revenues of $470 Million, today announced its transformation into iGATE Capital Corporation, iGATE's mission is to create, acquire and build leading eServices companies around the world.

iGATE has nine operating subsidiaries, each of which is focused on a high-growth segment of the eServices market. These companies, which today include five high-value units of Mastech and four new companies, will leverage Mastech's existing expertise within eServices, and will collaborate to create new growth opportunities in the eServices marketplace. In addition, a new $75 million venture fund, iGATE Ventures, has been established within iGATE to identify new eServices opportunities for investment. No financial transactions are associated with the formation of iGATE. Mastech's NASDAQ symbol MAST will be replaced by the new symbol IGTE beginning on March 7, 2000.

The overall eServices market is expected to experience dramatic growth, from approximately $13 Billion in 1999 to almost $80 Billion by 2003, according to IDC. Businesses all over the world require eServices to capitalize on the power of the Internet to improve efficiency, streamline complex processes, lower costs and create new markets.

"The eCommerce revolution is driving eServices to the top of the technology value chain," said Sunil Wadhwani, CEO of iGATE Capital. "Within this large eServices market, there are numerous niches that are in their early stages, and experiencing rapid growth. These are fragmented markets, with no dominant players. We believe the winners will be eServices companies that are focused on specific market segments, with deep management and technology resources.

"Mastech has a proven track record in creating new eServices businesses and delivering real value to our clients," continued Wadhwani. "Our new structure will enable us to leverage our core strengths, and give us the ability to acquire and build additional companies in order to penetrate emerging eServices markets quickly and with strategic focus. Our goal is to make iGATE the leading global operator in eServices companies. We feel that we are well-positioned to exploit the extraordinary opportunities in the exploding eServices market around the world."

"We've created iGATE Capital because the Internet revolution is only beginning," said Ashok Trivedi, iGATE Capital's president. "In just a few years, Web-based business models and their core technologies have gone from being prototypes in the world's most advanced organizations to being necessities for every business, everywhere. But without eServices, many businesses simply cannot capitalize on the power of the Web. That's why the growth opportunities are so enormous."

iGATE's holdings include:

                                   Market
                                   ------
Emplifi                            Enterprise Web Integration
Mascot Systems Ltd.                Web-Focused Offshore Services
Enterprise Network Solutions       Network Consulting
eJiva                              Customer Care Solutions/Internet Trading Solutions
Symphoni                           Web Marketing Solutions
IRG, Inc.                          Business Intelligence/Information Data Management
iGATE Europe                       Web Integration Services for the European Market

iProcess                       Web-based Business Process Outsourcing (offshore)
Extranet                       e-Vendor Management

Each of the operating companies have an experienced senior management team in place. According to iGATE Chief Financial Officer Bruce Haney, iGATE's operating companies are built to offer the agility of "pure-plays," with the resources and expertise of a global IT consulting firm. "In our case, stockholders are getting the best of both worlds," Haney said. "They are highly focused companies that can quickly respond to changes in their market segments. At the same time, they can leverage the client base and global resources of the iGATE group to scale up more rapidly than they could on their own. These two attributes lead to high-quality, rapidly scalable organizations."

iGATE's commitment to building entities with a single market focus also addresses an emerging market trend -- a more discerning customer. According to Morgan Chung, IGATE's Managing Director for Marketing, today's eServices clients better understand their own needs and the requirements for winning eBusiness initiatives. Customers are now more capable of making highly qualitative distinctions among service providers.

"We are laying the groundwork for our companies to achieve `best-of-breed' status by delivering unique solutions and depth of expertise in a subset of services and industries," Chung said.

"We are working on several exciting new eServices opportunities in emerging areas like wireless, Open Source management, and localization services for Internet applications," Wadhwani added. "Our goal is to double the number of iGATE operating companies by the end of this year."

About iGATE Capital
iGATE Capital (NASDAQ: IGTE) creates, acquires and builds leading eServices companies in existing and emerging segments within the market. iGATE companies provide enterprise Web integration, network consulting, Customer Care and Internet Trading Solutions, Web-based Business Process Outsourcing Web-focused offshore services and eVendor Management to clients around the world. iGATE Capital has offices in New York, Atlanta and Pittsburgh. For more information, please click on www.igatecapital.com or call 1-887-410-GATE.
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Statements made in this press release, other than those concerning historical information, should be considered forward-looking and subject to various risks and uncertainties. The Company's actual results may differ materially from the results anticipated in these forward-looking statements as a result of certain factors set forth under Risk Factors and elsewhere in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 1999.